Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SENSYTECH INC.

     Sensytech, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

     FIRST: At a meeting of the Board of Directors of the Corporation held on July 16, 2004 resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, and the Board of Directors of the Corporation, declaring said amendment to be advisable, submitted the proposed amendment to the stockholders of the Corporation for consideration at a special meeting of the stockholders of said Corporation. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that Article FIRST of the Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:

     “FIRST. The name of the corporation is ARGON ST, Inc.”

           SECOND: That thereafter, the proposed resolution was adopted by the affirmative vote of a majority of the outstanding stock entitled to vote thereon at a special meeting of the stockholders of said Corporation held on September 28, 2004 in accordance with Section 211 of the General Corporation Law of the State of Delaware.

           THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

     IN WITNESS WHEREOF, said Sensytech, Inc. has caused this Certificate of Amendment to be signed by Donald F. Fultz, its Vice President and Chief Financial Officer, this 28th day of September, 2004.

Sensytech, Inc.

/s/ Donald F. Fultz

Donald F. Fultz Vice President & Chief Financial Officer